Free Writing Prospectus pursuant to Rule 433 dated June 1, 2022

Registration Statement No. 333-253421

Market Linked Securities — Leveraged Upside Participation to a Cap and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to the EURO STOXX 50® Index due July 7, 2025

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Underlier:	the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”)
Pricing date:	expected to be June 29, 2022
Issue date:	expected to be July 5, 2022
Determination date:	expected to be June 27, 2025
Stated maturity date:	expected to be July 7, 2025
Initial underlier level:	the closing level of the underlier on the pricing date
Final underlier level:	the closing level of the underlier on the determination date
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Cap level:	at least 125% of the initial underlier level
Maximum settlement amount:	at least $1,500
Participation rate:	200%
Buffer level:	85% of the initial underlier level
Buffer amount:	15%
Payment amount at maturity (for each $1,000 face amount of your securities):

●    if the underlier return is positive (the final underlier level is greater than the initial underlier level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount;

●    if the underlier return is zero or negative but not below -15% (the final underlier level is equal to the initial underlier level or is less than the initial underlier level, but not by more than 15%), $1,000; or

●    if the underlier return is negative and is below -15% (the final underlier level is less than the initial underlier level by more than 15%), the sum of (i) $1,000 plus (ii) the product of (a) the sum of the underlier return plus 15% times (b) $1,000.

Underwriting discount:

up to 3.7% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 3.7% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

CUSIP/ISIN:	40057M6X2 / US40057M6X29
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary prospectus supplement

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.10% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

Hypothetical Payout Profile*

Note Performance
Underlier Performance
Hypothetical Cash Settlement Amount as % of Face Amount
200
175
150
125
100
75
50
25
0
150%
100%
85%
125%
0
50
100
150
200
Hypothetical Final Underlier Level as % of Initial Underlier Level

* assumes a cap level of 125% of the initial underlier level

If the final underlier level declines by more than 15% from the initial underlier level, the return on your securities will be negative and will equal the underlier return plus 15%. In this case, you will receive less than the face amount and have 1-to-1 downside exposure to the decline in the final underlier level in excess of 15%. You could lose up to 85% of the face amount of your securities.

You should read the accompanying preliminary prospectus supplement dated May 31, 2022, which we refer to herein as the accompanying preliminary prospectus supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary prospectus supplement dated May 31, 2022
●	Market linked securities with leveraged upside participation to a cap and fixed percentage buffered downside product summary supplement dated March 29, 2021 (the “product summary supplement”)
●	Underlier supplement no. 27 dated April 26, 2022
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary prospectus supplement for a further discussion of the estimated value of your securities.

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary prospectus supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

s the final underlier level greater than the initial underlier level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the participation rate times (c) the underlier return, subject to the maximum settlement amount No Is the final underlier greater than or equal to the buffer level? Yes On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to $1,000 No On the stated maturity date we will pay you, for each $1,000 face amount of your securities, an amount in cash equal to the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the sum of the underlier return plus the buffer amount

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 27, product summary supplement and preliminary prospectus supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 27, product summary supplement and preliminary prospectus supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 27, product summary supplement and preliminary prospectus supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary prospectus supplement, accompanying underlier supplement no. 27, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary prospectus supplement (but not those discussed in the accompanying underlier supplement no. 27, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Additional Risk Factors Specific to Your Securities” in the accompanying preliminary prospectus supplement, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 27, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary prospectus supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Securities Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date
▪	You May Lose a Substantial Portion of Your Investment in the Securities
▪	Your Securities Do Not Bear Interest
▪	The Potential for the Value of Your Securities to Increase Will Be Limited
▪	Past Underlier Performance is No Guide to Future Performance
▪	The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlier Stocks
▪	You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	If the Level of the Underlier Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪	As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Securities, When Your Securities Mature and the Amount You Receive at Maturity
▪	Your Securities May Not Have an Active Trading Market
▪	The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or a Non-Trading Day Occurs or is Continuing

Risks Related to Conflicts of Interest

▪

Hedging Activities by Goldman Sachs or Our Distributors (including WFS) May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Goldman Sachs’ or Our Distributors’ Market-Making Activities Could Negatively Impact Investors in the Securities
▪

You Should Expect That Goldman Sachs’ or Our Distributors’ Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Securities

▪

Goldman Sachs and Our Distributors Regularly Provide Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Underlier Sponsor or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Securities May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Other Investors in the Securities May Not Have the Same Interests as You

Additional Risks Related to the Underlier

▪	The Policies of the Underlier Sponsor and Changes That Affect the Underlier or the Underlier Stocks Could Affect the Payment Amount on Your Securities and Their Market Value
▪	There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsor and Us or WFS
▪	An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans
▪	Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between the underlier sponsor and the issuer, see “The Underliers - EURO STOXX 50® Index” on page S-34 of the accompanying underlier supplement no. 27.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary prospectus supplement and related documents for a more detailed description of the underlier, the terms of the securities and certain risks.

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